Exhibit 99.1

ARIAD Reports Third Quarter 2012 Financial Results and Development Progress

~ Ponatinib Regulatory Filings Under Review in the U.S. and E.U.

~Ready for Commercialization of Ponatinib in the U.S.

~ AP26113 Advancing Following First Clinical Presentation

CAMBRIDGE, Mass.--(BUSINESS WIRE)--November 7, 2012--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today reported financial results for the third quarter and nine months ended September 30, 2012 and provided an update on corporate developments.

“We are advancing the clinical development of ponatinib with the initiation of the global, Phase 3 EPIC trial in patients with newly diagnosed chronic myeloid leukemia (CML) and the start of a Phase 1/2 trial in Japan,” stated Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “We also presented positive clinical proof-of-concept data on AP26113 and continue to advance its development. Importantly, we are now commercial-ready in the U.S. for the potential approval of ponatinib in the first quarter of 2013 and are building our infrastructure in Europe for anticipated ponatinib approval in the third quarter of next year.”

Ponatinib Clinical Development Progress

  The U.S. Food and Drug Administration (FDA) accepted for filing the New Drug Application (NDA) of ponatinib in patients with resistant or intolerant CML or Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL). The FDA granted ARIAD’s request for Priority Review of ponatinib and established an action date of March 27, 2013 under the Prescription Drug User Fee Act (PDUFA). The Company anticipates approval and commercial launch of ponatinib in the U.S. in the first quarter of 2013.
  ARIAD also submitted a Marketing Authorization Application (MAA) for ponatinib to the European Medicines Agency (EMA). ARIAD is seeking marketing approval in the European Union of ponatinib in adult patients with resistant or intolerant CML or Ph+ ALL. The Committee for Medicinal Products for Human Use (CHMP) granted ARIAD’s request for accelerated assessment of the MAA, potentially decreasing the regulatory review time. ARIAD anticipates approval of ponatinib in the E.U. in the third quarter of 2013.
  Approximately 100 patients with CML or Ph+ALL at 23 centers in the U.S. are now receiving ponatinib through an expanded access protocol. Forty of these patients are in the chronic-phase of the disease. Patients on this expanded access protocol could be eligible to transition to commercial use of ponatinib following its anticipated approval early next year. These U.S. patients are part of a broad, global expanded access program that includes more than 400 patients, some of whom are receiving ponatinib through compassionate-use programs.
  ARIAD will present follow-up data from the pivotal Phase 2 PACE trial at the upcoming American Society of Hematology (ASH) Annual Meeting that will be held in Atlanta, GA, December 8 to 11, 2012. The ASH presentation will include 12 months of available response rate and duration of response data from the patients enrolled in the trial.
  Patient enrollment is underway in the global, Phase 3 EPIC trial of ponatinib in patients with newly diagnosed CML. This trial compares ponatinib to imatinib and has a primary endpoint of major molecular response at 12 months. ARIAD anticipates full patient enrollment in the trial by end of 2013, and the study includes an interim analysis of the primary endpoint 12 months after half of the approximately 500 patients in the trial have been enrolled.

Ready for U.S. Commercialization of Ponatinib

  ARIAD is commercially ready in the U.S. with all account executives now hired and trained. In addition to the account executives, the U.S. commercial team consists of regional business directors, corporate account managers, global marketing and distribution leaders, managed markets and payer reimbursement experts, with support from medical affairs and medical information personnel.
  In Europe, ARIAD has made major strides in executing on its commercial plan with the initiation of early-access programs and implementation of pricing and reimbursement activities. The European supply chain has been established, and key hires for the European leadership team have been made. ARIAD is committed to being commercial-ready in Europe on July 1, 2013.

Advancing AP26113 Through Clinical Development

  Dosing continues in the ongoing Phase 1/2 clinical trial of AP26113, ARIAD’s investigational dual inhibitor of epidermal growth factor receptor (EGFR) and anaplastic lymphoma kinase (ALK). AP26113 is now being administered at a once-daily oral dose of 300 mg. Clinical investigators are enrolling patients at seven sites in the U.S., and additional sites will be opened shortly in Europe. Patients with non-small cell lung cancer (NSCLC) are now exclusively being enrolled in the trial.
  Phase 1 data presented at the recent European Society of Medical Oncology meeting provided compelling clinical evidence of the anti-tumor activity of AP26113 at multiple dose levels in patients with ALK-positive NSCLC and initial clinical evidence of anti-tumor activity in patients with EGFR-mutant NSCLC. Importantly, AP26113 showed activity in ALK-positive patients with brain metastases.
  Planning is actively underway for pivotal trial(s) of AP26113 to start in 2013 in ALK-positive NSCLC patients. ARIAD will also plan to begin a pivotal trial in patients with EGFR-mutant NSCLC who have failed prior EGFR inhibitor therapy, dependent on the clinical findings from the Phase 2 portion of the currently ongoing Phase 1/2 trial.

Financial Highlights from the Third Quarter of 2012

Cash Position

At September 30, 2012, cash, cash equivalents and marketable securities totaled $206.7 million, compared to $306.3 million at December 31, 2011.

Net Income/Loss

Net loss for the quarter ended September 30, 2012, was $53.2 million, or $0.32 per share, compared to net income of $13.9 million, or $0.10 per share, for the same period in 2011. For the nine month period ended September 30, 2012, net loss was $160.4 million, or $0.98 per share, compared to a net loss of $71.8 million, or $0.55 per share, for the same period in 2011.

Research and development expenses increased by $19.1 million from the third quarter of 2011 to the third quarter of 2012 and by $54.0 million from the nine months ended September 30, 2011 to the nine months ended September 30, 2012 reflecting expansion of development activities for ponatinib and AP26113, including an increase in personnel expenses to support those activities.

General and administrative expenses increased by $8.2 million from the third quarter of 2011 to the third quarter of 2012 and by $20.7 million from the nine month ended September 30, 2011 to the nine months ended September 30, 2012 due to growth in commercial operations and supporting activities in anticipation of potential regulatory approval and commercial launch of ponatinib.

Our net loss for the nine months of 2012 also reflects a charge of $15.9 million, taken in the first quarter of 2012, related to the revaluation of our warrant liability, compared to a charge of $26.6 million for the nine months of 2011, due to the impact of increases in the market price of our common stock on the warrant liability during those periods. All warrants that remained outstanding at December 31, 2011 were exercised in the first quarter of 2012 for proceeds to the Company of $12.5 million.

Upcoming Medical Meeting

  American Society of Hematology 54th Annual Meeting, Atlanta, GA, December 8 to 11, 2012.

Upcoming Investor Meetings

ARIAD management will be making corporate presentations at the following investor conferences:

  Lazard Capital Market’s 9th Annual Healthcare Conference, New York, NY, November 13 to 14, 2012.
  Deutsche Bank BioFEST, Boston, MA, December 3 to 4, 2012.
  31st Annual J.P. Morgan Healthcare Conference, San Francisco, CA, January 7 to 10, 2013.

Today’s Conference Call Reminder

ARIAD will hold a live webcast of its quarterly conference call today, November 7, 2012, at 8:30 a.m. (ET). The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://investor.ariad.com. The call can be accessed by dialing 800-435-1398 (domestic) or 617-614-4078 (international) five minutes prior to the start time and providing the pass code 56319418. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for three weeks.

About ARIAD

ARIAD Pharmaceuticals, Inc. is an emerging global oncology company focused on the discovery, development and commercialization of medicines to transform the lives of cancer patients. ARIAD’s approach to structure-based drug design has led to several internally discovered, molecularly targeted product candidates for drug-resistant or difficult-to-treat cancers, including chronic myeloid leukemia and certain forms of non-small cell lung cancer. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

This press release contains “forward-looking statements” including, but not limited to, updates on clinical, preclinical and regulatory developments and commercialization plans for our product candidates. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share data	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)
Total revenue	$85	$25,101	$484	$25,222
Operating expenses:
Research and development	38,822	19,692	107,021	53,020
General and administrative	14,482	6,329	37,994	17,334
Total operating expenses	53,304	26,021	145,015	70,354
Revaluation of warrant liability	---	14,846	(15,924)	(26,629)
Other	6	(16)	36	(40)
Other income (expense), net	6	14,830	(15,888)	(26,669)
Net income (loss)	$(53,213)	$13,910	$(160,419)	$(71,801)
Net income (loss) per common share:
-- basic	$(0.32)	$0.10	$(0.98)	$(0.55)
-- diluted	$(0.32)	$0.10	$(0.98)	$(0.55)
Weighted average number of shares of common stock outstanding:
-- basic	166,296	132,587	164,378	131,215
-- diluted	166,296	137,480	164,378	131,215

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

In thousands	September 30, 2012	December 31, 2011
	(Unaudited)
Cash, cash equivalents and marketable securities	$206,660	$306,256
Total assets	$222,997	$320,712
Working capital	$171,571	$282,195
Total liabilities	$58,334	$100,571
Stockholders’ equity	$164,663	$220,141

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION

In thousands	Nine Months Ended September 30,
	2012	2011
	(Unaudited)	(Unaudited)
Net cash used in operating activities	$(112,590)	$(30,598)
Net cash used in investing activities	(69,024)	(1,710)
Net cash provided by financing activities	16,977	14,995

Net decrease in cash and cash equivalents	$(164,637)	$(17,313)

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors
Kendra Adams, 617-503-7028
Kendra.adams@ariad.com
or
For Media
Liza Heapes, 617-621-2315
Liza.heapes@ariad.com